Exhibit 11

Simpson Manufacturing Co., Inc. and Subsidiaries

Computation of Earnings Per Common Share

(Unaudited)

Basic Earnings per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Weighted average number of common shares outstanding	24,604,164	24,465,340	24,592,820	24,417,648

Net income	$17,681,608	$14,891,601	$28,706,509	$24,621,541

Basic net income per share	$0.72	$0.61	$1.17	$1.01

Diluted Earnings per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Weighted average number of common shares outstanding	24,604,164	24,465,340	24,592,820	24,417,648

Shares issuable pursuant to employee stock option plans, less shares assumed repurchased at the average fair value during the period	348,166	339,550	338,614	341,630

Shares issuable pursuant to the independent director stock option plan, less shares assumed repurchased at the average fair value during the period	5,082	4,490	4,904	4,404

Number of shares for computation of diluted net income per share	24,957,412	24,809,380	24,936,338	24,763,682

Net income	$17,681,608	$14,891,601	$28,706,509	$24,621,541

Diluted net income per share	$0.71	$0.60	$1.15	$0.99